White Mountain Appoints Chief Executive Officer and Chief Operating Officer

SANTIAGO, Chile, July 09, 2014 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) reports that on July 2, 2014, the Board of Directors of White Mountain Titanium Corporation, a Nevada corporation, appointed Kin Wong as the Chief Executive Officer to serve as the Company’s principal executive officer. Mr. Wong has served as a director and Chairman of the Company since January 2014. Further to the above, the Board of Directors of the Company appointed Michael Kurtanjek as Chief Operating Officer. Mr. Kurtanjek now serves as both President and Chief Operating Officer.

The Company has filed a Form 8-K with the SEC confirming these appointments.

Since expanding the Board to seven and announcing the appointment of Mr. Wong as Chairman at the outset of the year, directors and management have been working jointly to advance the Cerro Blanco project to final engineering feasibility, secure long term financing, restore shareholder value through share price appreciation and seek strategic alliances in Asia and the PRC. To that end, the Company will shortly be opening an office in the PRC which will be used to provide corporate and project information to interested companies and individual investors in mainland China and Hong Kong. Through the engagement of RBC Capital Markets, a marketing program directed specifically at Asia and the PRC has commenced. In addition, the Company is in discussions with several parties who have expressed an interest in looking at commercial opportunities that may come from the timely completion and commissioning of the desalination plant and associated surplus water sales as well as the potential to generate solar power at site.

Commenting on these developments, Michael Kurtanjek, the Company’s President said, "With the significant growth of Cerro Blanco over the past 9 years, both in size and in the opportunities it affords, and the number of initiatives currently underway within White Mountain, the time has come to build out our team and separate certain functions. Whilst full EIS approval remains the most immediate Company-wide priority, other priorities such as seeking a strategic partner for the Cerro Blanco Project within a reasonable time frame while expanding our shareholder base to include investors from Asia and the PRC are equally important. The appointment of Kin Wong to the new position of Chief Executive Officer and me to Chief Operating Officer adds depth to our management team and provides a separation of oversight and responsibility within the Company.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Contact:

White Mountain Titanium Corporation

Howard Crosby, Senior Vice-President, Investor Relations

(509) 526 – 3491

Wei Lu, Director

(617) 671 – 0673

SOURCE White Mountain Titanium Corporation